Prospectus Supplement No. 1 to Prospectus dated May 9, 2008	Filed pursuant to Rule 424(b)(3) File No. 333-149250
1,037,580 Shares of
BMP SUNSTONE CORPORATION
Common Stock
     This document supplements the prospectus, dated May 9, 2008, relating to offers and resales of up to 1,037,580 shares of our common stock (all of which shares are issuable upon the exercise of warrants), which may be sold from time to time in one or more offerings by several of our stockholders. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form S-3 (File No. 333-149250), as amended. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

					Shares of Common Stock
	Shares of Common Stock Beneficially				Beneficially Owned
	Owned Prior to the Offering				After the Offering
	Number of
	Shares			Number of
	Beneficially			Shares Being	Number of Shares	Percent of
Selling Stockholder	Owned		Percent of Class	Offered	Beneficially Owned	Class
Ron Silverton	13,523	(16)	*	13,523	0	*
Todd Binder	24,762	(17)	*	24,762	0	*
Binder Trust — Dated July 15, 2003	33,894	(23)	*	33,894	0	*

*	Represents beneficial ownership of less than one percent of our outstanding stock.

(16)	Includes 13,523 shares of common stock issuable upon the exercise of warrants, of which 11,278 were acquired from the Company in November 2007, and 2,245 were acquired from Asgard Partners LP in November 2008. All of the warrants are being offered hereby.

(17)	Includes 24,762 shares of common stock issuable upon the exercise of warrants, of which 15,789 were acquired from the Company in November 2007, and 8,973 were acquired from Asgard Partners LP in November 2008. All of the warrants are being offered hereby.

(23)	Includes 33,894 shares of common stock issuable upon the exercise of warrants, all of which were acquired from Asgard Partners LP in November 2008. All of the warrants are being offered hereby.
     Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 14, 2008